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                                                                                          EXHIBIT 12
SBC COMMUNICATIONS INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions
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                                    SIX MONTHS ENDED
                                    JUNE 30,                       YEAR ENDED DECEMBER 31,

                                       1996    1995        1995   1994     1993       1992     1991
Income Before Income Taxes,
 Extraordinary  Loss and Cumulative
 Effect of Changes in
 Accounting Principles*             $ 1,423.2  $1,244.7  $2,698.2 $2,300.0 $1,882.9 $1,701.2 $1,557.0
  Add:  Interest Expense                237.3     260.0     515.1    480.2    496.2    530.0    577.7
      1/3 Rental Expense                 21.0      17.7      45.9     41.8     41.0     45.1     37.5


  Adjusted Earnings                 $ 1,681.5  $1,522.4  $3,259.2 $2,822.0 $2,420.1 $2,276.3 $2,172.2


Total Interest Charges              $   248.6  $  260.0  $  515.1 $  480.2 $  496.2 $  530.0 $  577.7
1/3 Rental Expense                       21.0      17.7      45.9     41.8     41.0     45.1     37.5


  Adjusted Fixed Charges            $   269.6  $  277.7  $  561.0 $  522.0 $  537.2 $  575.1 $  615.2


Ratio of Earnings to Fixed Charges       6.24      5.48      5.81     5.41     4.51     3.96     3.53

*Undistributed earnings on investments accounted for under the equity method have been excluded.
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